Exhibit 10(qqq)
Dated
4th August
2009
SHARE PURCHASE AGREEMENT
relating to the purchase of
LABCAIRE SYSTEMS LIMITED
between
MISONIX INC
and
PURICORE INTERNATIONAL LIMITED
and
PURICORE PLC

Contents
Clause

1. Interpretation	1
2 Sale and purchase	5
3 Purchase Price	5
4 Completion	5
5 Warranties	6
6 Limitations on claims	7
7 Properties	10
8 Tax covenant	10
9 Indemnities	10
10 Confidentiality	10
11 Announcements	11
12 Restrictions on the Seller	11
13 Further assurance	13
14 Assignment	13
15 Whole agreement	13
16 Variation	13
17 Waiver	13
18 Costs	14
19 Notice	14
20 Default interest	15
21 Severance	15
22 Agreement survives Completion	15
23 Third party rights	15
24 Successors	15
25 Set-off	16
26 Counterparts	16
27 Governing law and jurisdiction	16

Schedule

Schedule 1 Apportionment of Purchase Price	19

Schedule 2 Particulars of the Company	20

Part 1. The Company	20

Schedule 3 Completion	21

Part 2. What the Seller shall deliver to the Buyer at Completion	21

Part 2. Matters for the board meetings at Completion	22

Schedule 4 Warranties	23

Part 1. General Warranties	23

Part 2. Tax Warranties	37

Schedule 5 Tax Covenant	42

Schedule 6 Particulars of the Properties	53

Part 1. Freehold Properties	53

Part 2. Leasehold Properties	53

Schedule 7 — Commission	54

This agreement is dated
Parties
(1)	Puricore International Limited incorporated and registered in England and Wales with company number 02695450 whose registered office is at 2 Bloomsbury Street, London, WC1B 3ST (Buyer).
(2)	Misonix Inc incorporated and registered in the United States of America whose registered office is at 1938 New Highway, Farmingdale, New York 11735, United States of America (Seller).
(3)	Puricore Plc incorporated and registered in England and Wales with company number 05789798 whose registered office is at 58 Davies Street, London, W1K 5JF (Guarantor).
Background
The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
Agreed Terms
1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Accounts: the audited financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes thereon, the cash flow statement and the auditor’s and directors’ reports (copies of which are attached to the Disclosure Letter).

Accounts Date: in respect of the Accounts it shall mean 30 June 2008 and in respect of the Management Accounts it shall mean 30th June 2009.

Business: the business of manufacturing and servicing of hospital and laboratory equipment carried on by the Company.

Business Day: a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general business in the City of London.

Business Information: any Confidential Information relating to the activities of the Company.

Buyer’s Solicitor: Needham & James LLP whose registered office is at Needham & James House, Bridgeway, Stratford-upon-Avon, Warwickshire, CV37 6YY, United Kingdom for the attention of Marcus Everett (marcuseverett@needhamandjames.com on 0845 630 8833).

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in clause 6.

Commission: The amount to be paid by the Buyer to the Seller in accordance with Schedule 7.

Companies Acts: the Companies Act 1985 and the Companies Act 2006.

Company: Labcaire Systems Limited whose registered office is at 175 Kenn Road, Clevedon, North Somerset, BS21 6LH, further details of which are set out in Part 1 of Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 4.

Confidential Information: all information and records wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know-how) and which (either in their entirety or in the precise configuration or assembly of their components) are not publicly available and in each case whether or not recorded;

Connected: in relation to a person has the meaning given in section 839 of ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person: by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a Change of Control occurs if a person who has Control of any body corporate ceases to do so or if another person acquires Control of it.

Developed Software: means any software developed by or on behalf of the Company;

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2.

Disclosed: fully and fairly disclosed (with sufficient details to identify in all material respects the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Company and the Seller to the Buyer with the same date as this agreement that is described as the disclosure letter, together with the documents annexed thereto.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or deliberate omission whatsoever, and any reference to an Event occurring on or before a particular date shall include an Event which for Tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date.

Freehold Properties: the freehold properties particulars of which are set out in Part 1 of Schedule 6.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company, and each company in a group is a member of the group. Unless the context requires otherwise, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHT 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world and Intellectual Property Right means any one of the Intellectual Property Rights.

Leasehold Properties: the leasehold properties, particulars of which are set out in Part 2 of Schedule 6 and Leasehold Property means any one of them or part or parts of any one of them.

Loan Note Instrument: the loan note instrument in the agreed form constituting the Loan Notes to be executed on Completion.

Loan Notes: the loan notes, to be guaranteed by the Guarantor and the Company, in the agreed form in an aggregate principal amount of $1,000,000 to be issued on Completion by the Buyer to the Seller pursuant to the Loan Note Instrument and redeemable in four annual instalments of $250,000 on the next four anniversaries of Completion.

Management Accounts: the unaudited balance sheet, the unaudited consolidated profit and loss account and the consolidated cash flow statement of the Company (including any notes thereon) for the period ending on 30 June 2009 (a copy of which is attached to the Disclosure Letter).

Management Accounts Date: 30 June 2009.

Properties: the Leasehold Properties and the Freehold Properties and Property means any one of them or any part or parts of any one of them.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 3.

Sale Shares: 350,000 ordinary shares of £1 each in the Company, comprising the whole of the allotted and issued share capital of the Company, all of which have been issued and are fully paid.

Seller’s Solicitor: Thring Townsend Lee & Pembertons whose office is at Midland Bridge Bath BA1 2HQ — for the attention of Jonathan Poole (jpoole@ttuk.com on 01225 340163).

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest or charges relating thereto.

Tax Covenant: the tax covenant in the form as set out in Schedule 5.

Tax Warranties: the Warranties in Part 2 of Schedule 4.

Taxation Authority: HM Revenue & Customs, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

Third Party Software: any software used by the Company the Intellectual Property Rights in which are owned by a third party;

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties set out in clause 5 and Schedule 4.

1.2	Clause headings shall not affect the interpretation of this agreement.

1.3	References to clauses and schedules are to the clauses and schedules of this agreement. References to paragraphs are to paragraphs of the relevant schedule.

1.4
A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

1.5	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules.

1.6	Words in the singular shall include the plural and vice versa.

1.7	A reference to one gender shall include a reference to the other genders.

1.8
A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force as at the date of this agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	References to holding company, subsidiary and subsidiary undertaking shall have the meanings given in sections 258, 736 and 736A of the Companies Act 1985 as appropriate.

1.10	Writing or written includes faxes but not e-mail.

1.11	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.12	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.13	References to this agreement include this agreement as amended or varied in accordance with its terms.

2	Sale and purchase

On the terms of this agreement, with effect from Completion, the Seller shall sell, and the Buyer shall buy, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3	Purchase Price

3.1	The Purchase Price for the Sale Shares (apportioned in accordance with Schedule 1) shall be satisfied as follows:
3.1.1	$3,600,000 is payable in cash at Completion by the Buyer to the Seller;
3.1.2	$1,000,000 by the issue of the Loan Notes by the Buyer (guaranteed by the Company and the Guarantor) to the Seller; and
3.1.3	the Commission.
3.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:
3.2.1	for a breach of any Warranty;

3.2.2	under the Tax Covenant;

and such deduction shall be first offset against the payment due or paid under clause 3.1.2 and then against any payment due or paid under clause 3.1.3 and then against any payment due or paid under clause 3.1.1.

3.3	Commission shall be payable as set out in Schedule 7.

4	Completion

4.1	Completion shall take place immediately following execution of this agreement:
4.1.1	at the Bath office of the Seller’s Solicitor at such time as the Parties shall agree; or

4.1.2	at any other place or time as agreed in writing by the Seller and the Buyer.
4.2	At Completion the Seller shall:
4.2.1	deliver or cause to be delivered the documents and evidence as set out in Part 1 of Schedule 3;

4.2.2	procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out;
4.2.3	deliver any other documents referred to in this agreement as being required to be delivered by the Seller;
4.2.4	procure the discharge of all and any debt due to any Group company from the Company and for the avoidance of doubt and without limitation any inter-company debt due to the Seller;
4.2.5	deliver to the Buyer evidence to its reasonable satisfaction of the discharge of the debts or liabilities referred to in clause 4.2.4.
4.3	At Completion:
4.3.1
the Buyer shall pay $3,600,000 by electronic transfer to the bank account of the Seller’s Solicitors in accordance with clause 3. Payment made in accordance with this clause 4.3 shall constitute a valid discharge of the obligations of the Buyer under clause 3.1;

4.3.2	the Buyer, the Guarantor and the Company shall execute the Loan Note Instrument and the Buyer shall allot and issue to the Seller a certificate for the Loan Notes;
4.3.3
if required by law or the rules of any relevant stock exchange of the Articles of Association of the Buyer the Buyer shall deliver a certified copy of the resolution(s) passed by the shareholders of the Buyer authorising the Transaction; and

4.3.4
the Buyer shall deliver a certified copy of the resolution by way of board minutes of the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

4.4
As soon as possible after Completion, the Seller shall send to the Buyer (at the registered office of the Buyer for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and reasonably required by the Company or the Buyer for the carrying on if business, not required to be delivered at Completion, and which are not kept at any of the Properties provided that the Seller shall not be required to deliver:

4.4.1	copies of documents held by the Seller where original documents or further copies of such documents are kept at the Properties; or
4.4.2	copies of documents held by it for the purpose of preparation of the consolidated accounts of the Seller Group; or
4.4.3	documents required to be retained by it by law or regulation or the rules of any relevant stock exchange.
5	Warranties
5.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.
5.2	The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

5.3
Without prejudice to other rights of the Buyer the Seller shall in respect of any Substantiated Claim pay to the Buyer upon presentation of appropriate invoices and receipts the reasonable costs and expenses (including reasonable professional costs properly incurred) directly incurred by the Buyer as a result of the relevant Claim.

5.4
Save where expressly stated to the contrary in paragraphs 27.1.3 and 27.1.6 of, Schedule 4, Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.
5.6
Except for the matters Disclosed, no information of which the Buyer, its agents or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder. The Buyer warrants and represents to the Seller (upon which warranty and representation the Seller relies in entering into this agreement) that the Buyer is not actually aware of any matter or thing which at the date of this agreement is inconsistent with the Warranties.

5.7
The Seller agrees that, save as provided below in this clause 5.7, any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (Officers) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer and to the Company and each Officer that it waives any and all claims that it might otherwise have against any of them in respect of such claims. The Buyer agrees that this clause shall not limit in any way the ability of the Seller to bring any claim against an Officer who signs a certificate in favour of the Seller in respect of the Seller’s entry into this Agreement.

6	Limitations on claims

6.1	The definitions and rules of interpretation in this clause 6 apply in this agreement.

6.2	Claim: a claim for breach of any of the Warranties.
6.3
Substantiated Claim: a Claim in respect of which liability is admitted in writing by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

6.4	A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.
6.5 This clause limits the liability of the Seller in relation to any Claim.
6.6	The liability of the Seller for all Substantiated Claims when taken together shall not exceed $4,600,000.
6.7	The Seller shall not be liable for a Claim unless:
6.7.1
the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds $20,000 (or, in the case only of a Claim under paragraph 24.6 of Part 1 of Schedule 4, $200,000;

6.7.2
the amount of all Substantiated Claims that are not excluded under clause 6.7.1 when taken together, exceeds $75,000 in which case, the whole amount (and not just the amount by which the limit in this clause 6.7.2 is exceeded) is recoverable by the Buyer.

6.8	The Seller is not liable for any Claim to the extent that the Claim:
6.8.1	relates to matters Disclosed; or

6.8.2	relates to any matter to the extent provided for in the Accounts;
6.8.3
relates to any liability which is contingent or unascertainable, unless and until such time as the Buyer or the Company has actually suffered the loss or incurred the liability in question or it has been established that the Buyer or the Company shall suffer the loss or incur the liability;

6.8.4	would not have arisen but for a change in the accounting principles, practices, policies or bases of accounting of the Company introduced after Completion;
6.8.5
is attributable to or arises, or is increased, as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including extra-statutory concessions of the Inland Revenue) after the date hereof whether or not having retrospective effect or the retrospective imposition of Tax or any increase in rates of Tax;

6.8.6
arises wholly or partly from an act or omission occurring at the request of or with the written consent of the Buyer or (on or after Completion) the Company or any of its directors, other officers, employees or agents;

6.8.7	arises wholly or partly from an act or omission compelled by law; or
6.8.8	arises as a result of the Company ceasing to carry on business as a going concern.
6.9
The Seller is not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Seller notice in writing of the Claim, summarising the nature of the Claim in sufficient detail to enable the Seller properly to identify the matter concerned and the amount claimed, with such supporting evidence as may then be available:

6.9.1
within a period of eighteen months beginning on the Completion Date (unless it is a claim made under the Tax Warranty or under the Tax Covenant, in which case notice shall be given within the period of six years beginning on the Completion Date); and

6.9.2
the liability of the Seller for any Claim or claim under the Tax Covenant specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant Claim has been agreed by the Seller within 6 months of the date of such written notice) if legal proceedings have not been instituted in respect of such Claim by the due service of process on the Seller within six months of such written notice (in which case such Claim shall become fully barred and unenforceable).

6.10
Where a breach of the Warranties is capable of remedy by the Seller and the Buyer serves notice requesting the Seller to remedy such breach, to the extent that the Buyer suffers no consequential damage of a different type as a result of such breach, the Buyer shall not be entitled to pursue the Claim until such breach is not remedied to the reasonable satisfaction of the Buyer at no cost to the Buyer within thirty (30) days after the date of written notice is served in accordance with clause 6.9.

6.11	The liability of the Sellers in respect of a claim under the Tax Covenant shall be reduced if and to the extent that the loss has been recovered under the Warranties and vice versa.
6.12
If any third party claim is made against the Buyer or the Company for which the Seller may be liable under the Warranties, or the Company is entitled to bring any claim against a third party based on circumstances which are reasonably likely to give rise to such a liability and provided that nothing under this clause should require the Buyer or the Company to act in a manner materially prejudicial to its business interests, the Buyer will procure that the Company will:-

6.12.1	as soon as reasonably practicable give written notice of it to the Seller specifying the nature and amount of the matter in reasonable detail;
6.12.2
take such action as the Seller may reasonably and properly request to conduct, avoid, dispute, resist, appeal, compromise or defend the claim, subject to the Seller indemnifying the Buyer or the Company against all liabilities, costs and expenses which it or they may reasonably incur by reason of such action and providing the Buyer with security therefor to the Buyer’s reasonable satisfaction;

6.12.3
not make any admission of liability, agreement or compromise with any person, body or authority in relation to it without prior consultation with the Seller. If the Seller shall not request the Buyer or the Company to take any such action, or shall fail to secure the liabilities, costs and expenses as aforesaid within thirty (30) days after notice shall have been given to the Seller then the Buyer shall be free to pay or settle the claim on such terms as it shall in its absolute discretion think fit.

6.13
Where the Seller has satisfied a liability under the Warranties and the Buyer or the Company has a right of reimbursement against any third party in respect of such liability, the Buyer may, in its absolute discretion, assign to the Seller the benefit of such right provided that the assignment of such right shall not materially affect the goodwill of the Company or the Buyer.

6.14	The Buyer shall take all reasonable steps to mitigate as required by law any loss suffered by the Buyer and the Company in respect of any Claim.
6.15	The Buyer will procure that the Company will (as appropriate) observe the terms of this clause 6 as if it were party to this Agreement.
6.16
The Buyer undertakes to retain, or procure the retention by the Company of, all such books, records, accounts, correspondence and other papers of the Company as are reasonably likely to be material in the context of the liability of the Seller under this agreement, and in the event that the Seller shall have conduct of any claim, to permit the Seller and the Seller’s professional advisors to have reasonable access to such of them as shall be relevant subject to the Seller and its professional advisors keeping the same strictly confidential and using the same only in conjunction with the terms of this clause 6.

6.17
The Buyer will reimburse to the Seller an amount equal to such part of any sum paid to it by the Seller in relation to any Claim which is subsequently recovered by, or repaid to, the Buyer or the Company in respect of the same from or by any third party, less the reasonable costs and disbursements incurred by the Buyer and/or the Company in recovering the same including professional costs and less any tax payable on the amount received.

6.18
Save as set out in clause 6.14 nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

6.19	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or the Tax Covenant up to six years after the Completion Date.
6.20	The limitations set out in this clause 6 shall not apply to any Claim that arises from or is connected to a breach relating to the following Warranty:
6.20.1	the title of the Seller to the Sale Shares and its right to sell the Sale Shares free from any Encumbrance; and

6.20.2	the warranties given by the Seller in paragraph 1 of Part 1 of Schedule 4.
7	Properties

7.1	Particulars of the Properties are set out in Part 1 and 2 of Schedule 6.

8	Tax covenant

8.1	The provisions of Schedule 5 apply in this agreement.

9	Indemnities
9.1
The Seller undertakes to indemnify, and to keep indemnified, the Buyer and the Company against all losses or liabilities (including without limitation any direct or indirect consequential losses, loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following matters:

9.1.1	any claim by either or both of the nurses referred to at disclosure 7.2 as set out in the Disclosure Letter;
9.1.2	any claim by Mayday Healthcare NHS Trust in respect of disclosure 9.1.1 as set out in the Disclosure Letter;
9.1.3	the allegation from Olympus KeyMed referred to at disclosure 10.1 of the Disclosure Letter.
9.2	Any payment made in respect of a claim under this clause 9 shall include:
9.2.1	an amount in respect of all reasonable costs and expenses properly incurred by the Buyer or the Company in relation to the bringing of the claim; and
9.2.2	any amount necessary to ensure that, after any Tax of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Tax.
10	Confidentiality
10.1
Except so far as may be required by law, and in such circumstances only after prior consultation with the Buyer, the Seller shall not at any time disclose to any person or use to the detriment of the Company this agreement or any Confidential Information which it holds in relation to the Company and its affairs.

11	Announcements
11.1
Save as required by law or the rules of any relevant stock exchange, no announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement) shall be made prior to Completion by or on behalf of the Seller and the Buyer without the approval of the other (such approval not to be unreasonably withheld or delayed).

12	Restrictions on the Seller
12.1
Neither the Seller, nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise for a period of two years after the Completion Date, in the geographic areas in which the Company is or was active in the 12 months before Completion Date (and save where another member of the Company’s Group has prior to the Completion Date itself been active in such geographic area), carry on, be engaged or interested in, any business which would be in competition with any part of the business of the Company as carried on during that time.

12.2
Without prejudice to the generality of clause 12.1, neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall:

12.2.1	compete for a period of three years after the Completion Date in respect of the fume hood and air handling business of the Company within the United Kingdom; or
12.2.2	compete for a period of three years after the Completion Date in any geographical location in respect of the sale of Automated Endoscope Reprocessors; or
12.2.3
compete for a period of two years after the Completion Date in any geographical location in respect of the sale of endoscopy storage and/or drying (but for the avoidance of doubt this provision shall not apply to Sonora Medical’s distribution of Air Clean Systems’ products within the United States).

12.3
Neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall, for a period of two years after the Completion Date, without the prior written agreement of the Buyer, attempt to do or do any of the following:

12.3.1
entice away from the employment of the Company anyone who is at that time, and was at the date of this agreement, a director or officer of, or an employee holding an executive or managerial position with, the Company; or

12.3.2	procure or facilitate the making of such attempt or action by any other person.
12.4
Neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall, within the United Kingdom for a period of two years after the Completion Date and save where such person is at the Completion Date an existing customer of the Seller or any other member of its Group in respect of such goods and services, supply any person with goods or services which are competitive with those or of the type supplied by the Company at any time during the period of 12 months up to and including Completion Date, if that person (or its agent) is or was a client or customer of the Company at any time during such period.

12.5
Neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall within the United Kingdom, for a period of two years after the Completion Date and save where such person is at the Completion Date an existing customer of the Seller or any other member of its Group in respect of such goods and services, canvass or seek the custom of any person in respect of goods or services which are competitive with those or of the type supplied by the Company at any time during the period of 12 months up to and including the Completion Date, if that person (or its agent) is or was a client or customer of the Company at any time during such period.

12.6
Neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall, for a period of two years after the Completion Date, solicit or entice away from the Company any supplier who had supplied goods or services to the Company at any time during the period of 12 months up to and including Completion Date, if that solicitation or enticement causes or is likely to cause such supplier to cease supplying, or materially to reduce its supply of, those goods or services to the Company.

12.7
Neither the Seller nor any member of its Group, directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, shall, at any time after the Completion Date, use in the course of any business:

12.7.1	the words “Labcaire” or “Labcaire Systems”; or
12.7.2	any trade or service mark, business or domain name, design or logo which had been used by the Company at any time before the Completion Date.
12.8	Nothing in this clause 12 prevents the Seller or any member of its Group from holding for investment purposes only:
12.8.1	any units of any authorised unit trust; or
12.8.2	not more than 5% of any class of shares or securities of any company traded on any recognised stock exchange.
12.9
The undertakings in this clause 12 apply to actions undertaken by the Seller and its Group in any capacity and whether directly or indirectly, on their own behalf, on behalf of another person or jointly with another person.

12.10	The Seller shall procure that any members of its Group comply with this clause 12 as if it were a party to this agreement.
12.11	Each of the covenants in this clause 12 are considered to be fair and reasonable by the parties.
12.12
Each covenant in this clause 12 shall be construed separately and if any court or administrative body of competent jurisdiction finds any provision of this clause 12 to be invalid, unenforceable or illegal, the other provisions of this clause 12 shall remain in force.

12.13
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, or if the time periods were reduced, the provision will apply with whatever modification is necessary to make it valid, enforceable or legal.

13	Further assurance
13.1
Each party shall (at its own expense) use all reasonable endeavours to procure that any necessary third party shall execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

14	Assignment
14.1
No party shall without the prior written consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed in the case only of an assignment to another member of a party’s Group) assign, transfer, charge or deal in any other manner with this agreement or any of its rights under it, or purport to do any of the same, nor sub-contract any or all of its obligations under this agreement. Each party is entering into this agreement for its benefit and not for the benefit of another person.

14.2	Any assignment made pursuant to this clause 14 shall be subject to the following terms:
14.2.1	no such assignment shall relieve the Buyer or the Guarantor of any of its obligations under this agreement; and
14.2.2
any such assignment is made on terms that the assignee acknowledges that the Seller may continue to deal exclusively with the Buyer in respect of all matters relating to this agreement at all times unless and until the assignee notifies the Seller in writing that it is exercising its rights as assignee.

15	Whole agreement
15.1	This agreement is the whole agreement between the parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter covered by it.
15.2
Each party acknowledges that, in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, agreement, assurance or warranty (whether of fact or of law and whether made innocently or negligently) made by or on behalf of any party or any person (other than as expressly set out in this agreement or those documents) and it hereby explicitly waives any right or remedy arising out of any statement, representation, agreement, assurance or warranty not expressly set out in this agreement or those documents.

15.3	Nothing in this clause 15 operates to limit or exclude any liability for fraud.

16	Variation
16.1	No variation or agreed termination of this agreement or of any document referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.
17	Waiver
17.1
No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that (or any other) right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that (or any other) right or remedy.

18	Costs
18.1
Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

19	Notice

19.1	A notice or other communication given to a party under this agreement:
19.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);
19.1.2
shall be sent for the attention of the person (being, in the case of the Seller, Michael McManus Jr and Richard Zaremba), and to the address specified in this clause 19 (or such other address or person as the party may notify to the others, in accordance with the provisions of this clause 19); and

19.1.3	shall be:
19.1.3.1	delivered personally; or

19.1.3.2	delivered by commercial courier; or

19.1.3.3	sent by recorded delivery requiring signature on delivery; or

19.1.3.4	sent by airmail requiring signature on delivery.
19.1.4	The addresses for service of notice are the addresses of the Parties as set out at the beginning of this Agreement or such other address as one party shall give to the other following Completion.
19.2	Any notice or other communication shall be deemed to have been duly received:
19.2.1	if delivered personally, at the time of delivery; or
19.2.2	if delivered by commercial courier, at the time of signature of the courier’s delivery receipt; or
19.2.3	if sent by recorded delivery requiring signature on delivery, at the time of signature of the delivery receipt; or
19.2.4	if sent by airmail requiring signature on delivery, at the time of signature of the delivery receipt.
19.3	For the purposes of this clause 19:
19.3.1	all times are to be read as local time in the place of deemed receipt; and
19.3.2
if deemed receipt under this clause 19 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice or other communication is deemed to have been received when business next starts in the place of receipt.

19.4	The provisions of this clause 19 shall not apply to the service of any proceedings or other documents in any legal action.

19.5	For the avoidance of doubt, a notice or other communication under this agreement shall not be validly served if sent by e-mail.
20	Default interest
20.1
If any party fails to pay any amount payable by it under this agreement other than under the Tax Covenant, the party owed such amount may charge interest on the overdue amount. The party owing the amount shall pay the interest immediately on demand, from the due date up to the date of actual payment, after as well as before judgment, at the rate of 2% per annum above LIBOR. Such interest shall accrue on a daily basis and be compounded quarterly.

21	Severance
21.1
If any provision of this agreement (or part of any provision) is found by any court or other body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

22	Agreement survives Completion
22.1	This agreement (other than obligations that have already been fully performed) remains in full force after Completion.
23	Third party rights
23.1
Subject to clause 23.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

23.2
The following provisions are intended to benefit future buyers of Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and shall, subject to clause 14.1 be enforceable by them to the fullest extent permitted by law:

23.2.1	clause 5 and Schedule 4, subject to clause 6;

23.2.2	clause 8 and Schedule 5;

23.2.3	[clause 9;]

23.2.4	clause 12; and

23.2.5	clause 11.
23.3
Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under, this agreement are not subject to the consent of any person that is not a party to this agreement.

24	Successors
24.1	The rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

25	Set-off
25.1
Save as expressly provided in this agreement, all amounts due under this agreement shall be paid in full without any deduction or withholding other than as required by law. No party shall be entitled to assert any credit, set-off or counterclaim against another party in order to justify withholding payment of any such amount in whole or in part.

26	Counterparts
26.1
This agreement may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart), each of which, when executed, shall constitute an original of this agreement and which together shall have the same effect as if each party had executed the same agreement.

27	Governing law and jurisdiction
27.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

27.2
Subject to clause 29, the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

28	Exchange Rates
28.1	Any payment due under this agreement at any time shall be subject to the prevailing pound sterling to US dollar (£/$) exchange rate on the date that such payment falls due.
28.2	Any payment due to the Seller under this agreement shall be made in US dollars.
29	Dispute resolution procedure
29.1
If a dispute arises out of or in connection with this agreement or the performance, validity or enforceability of it (Dispute) then, except as expressly provided in this agreement, the parties shall follow the dispute resolution procedure set out in this clause:

29.1.1
either party shall give to the other written notice of the Dispute, setting out its nature and full particulars (Dispute Notice), together with relevant supporting documentation. On service of the Dispute Notice the Chief Executive Officers of each of the parties shall attempt in good faith to resolve the Dispute;

29.1.2
if the Chief Executive Officers of the parties are for any reason unable to resolve the Dispute within 30 days of it being referred to them, the parties will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator shall be nominated by CEDR Solve. To initiate the mediation, a party must serve notice in writing (ADR notice) to the other party requesting a mediation. A copy of the ADR notice should be sent to CEDR Solve. The mediation will start not later than 30 days after the date of the ADR notice. Unless otherwise agreed by the parties, the place of mediation shall be nominated by the mediator.

29.2
No party may commence any court proceedings in relation to any dispute arising out of this agreement until 30 days after the appointment of a mediator, provided that the right to issue proceedings is not prejudiced by a delay.

30	Guarantee
30.1
In consideration of the Seller entering into this Agreement, and without prejudice to the guarantees of the Guarantor and the Company in the Loan Note Instrument, the Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably, as a continuing obligation, hereby guarantees to the Seller the proper and punctual observance and performance by the Buyer of all its financial payment obligations in respect of the Purchase Price and any Overprovision as detailed in the Tax Covenant and agrees to indemnify the Seller against all loss, damages, costs and expenses which the Seller may suffer through or arising from any failure by the Buyer so to perform and observe the same.

30.2
If and each time that the Buyer fails for any reason whatsoever to perform or observe any of the obligations, commitments or undertakings referred to in clause 30.1, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance or observance of) and satisfy (or procure the satisfaction of) the obligation, commitment or undertaking in regard to which such failure has occurred in the manner prescribed in this Agreement or, as applicable, the Transaction Document in respect of which such failure has occurred and so that the same benefits shall be received by, or conferred on, the Seller as it would have had if such obligation, commitment or undertaking had been duly performed, observed and satisfied by the Buyer.

30.3
The Guarantor’s liability under this clause 30 shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever (whether or not known to the Buyer, the Seller or the Guarantor).

30.4
Demands may be made by the Seller under this clause 30 from time to time. The obligations of the Guarantor under this clause 30 are continuing obligations and shall extend to all of the obligations from time to time of the Buyer, regardless of any intermediate payment or discharge in whole or in part, and are in addition to and not in substitution for any other security which the Seller may now or in the future hold for the obligations of the Buyer under this Agreement or any other Transaction Document and may be enforced by the Seller without the Seller first having recourse to any such other security or taking any steps or proceedings against the Buyer.

30.5
Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be void if any payment, performance or security which may be or has been received by the Seller is set aside, refunded or reduced or proves invalid for whatever reason. If such condition is satisfied, the Seller shall be entitled to recover from the Guarantor on demand the value of such security or the amount of such payment as if such discharge, release, composition or arrangement had not been effected.

30.6
As a separate, additional, continuing and primary obligation, the Guarantor, unconditionally and irrevocably, undertakes to the Seller to indemnify the Seller (on an after tax basis) on demand (without requiring the Seller first to take steps against the Buyer or any other person) against any and all losses, actions, claims, proceedings, liabilities, expenditure or costs suffered or incurred by the Seller should any amounts which would otherwise be due under this Agreement or other Transaction Document not be recoverable or the other obligations, commitments and undertakings guaranteed to be performed not be enforceable for any reason whatsoever (including (but not limited to) this Agreement or other Transaction Document being or becoming void, voidable, unenforceable or otherwise invalid).

30.7
The Guarantor hereby waives any right it may have of first requiring the Seller to proceed against, or enforce any right against, the Buyer or any other person and, the Guarantor shall not, without first obtaining the Seller’s written consent:

(a)	take or accept any security interest from the Buyer; or
(b)
be entitled to, and shall not, claim in competition with the Seller in any liquidation, administration, receivership (including administrative receivership) or winding-up or as part of any composition of creditors or scheme of arrangement in relation to the Buyer or any part of its assets; or

(c)
seek to recover, whether directly or indirectly, claim, receive or have the benefit of any payment or distribution from, or on account of, the Buyer or exercise any counterclaim, right of set-off or lien against the Buyer or any other person in relation to this Agreement or any other Transaction Document if the Buyer has defaulted hereunder or thereunder or claim the benefit of any security held by the Seller so that the Seller shall be entitled to apply any such security as it considers fit; or

(d)	exercise any other right or remedy in respect of any amount paid by the Guarantor pursuant to this guarantee, and the Guarantor agrees that, if notwithstanding the above, the Guarantor holds or recovers any security, moneys or property from the Buyer or any third party in respect of the Buyer, the Guarantor shall hold such security, moneys or property in trust for the Seller and shall forthwith pay or transfer the same to the Seller.
30.8
Any amounts payable under this clause 30 shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Guarantor shall pay to the Seller an additional amount so that the net amount received by the Seller will equal the full amount which the Seller would have received had no such deduction or withholding been made.

30.9
The Seller may place and keep amounts received from the Guarantor pursuant to this clause or from any other surety or under any other security, to the credit of an account of the Seller or such other person as the Seller thinks fit without any liability to pay interest thereon. The Seller shall not be obliged to apply any amount so received in or toward the discharge of amounts owed hereunder until all amounts owing hereunder have been irrevocably received in full.

This agreement has been entered into on the date stated at the beginning of this agreement.

Schedule 1 Apportionment of Purchase Price

Seller	Sale shares	Cash	Loan notes	Commission

Misonix Inc	350,000 ordinary shares of £1	$3,600,000	$1,000,000	up to $1,000,000

Schedule 2 Particulars of the Company
Part 1. The Company

Registered name:	Labcaire Systems Limited

Registered number:	02683459

Registered office:	175 Kenn Road, Clevedon, North Somerset, BS21 6LH

Type of company:	Private company limited by shares

Place of incorporation:	England and Wales

Authorised share capital:	Ordinary shares: £1,000,000 (1,000,000 shares of £1 each)

Issued share capital:	Ordinary shares: £350,000 (350,000 shares of £1 each)

Registered shareholders:	Misonix Inc

Directors:	Richard Zaremba

Neil Thomas Blewitt

Michael A Mcmanus Jr

Company secretary:	Joanna Lea-Jones

Auditor:	Grant Thornton

Subsidiaries:	NONE

Other offices:	NONE

Details of charges:	Deed of Rental Deposit in favour of Tesco Stores Limited, dated 29th June 2007.

Debenture in favour of RBS Invoice Finance Limited, dated 29th September 2008.

Schedule 3 Completion
Part 1. What the Seller shall deliver to the Buyer at Completion
1	Transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees.
2	The share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates.
3	3 Any waivers, consents and other documents required to enable the Buyer and its nominees to be registered as the holders of the Sale Shares.
4
In relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name.

5
The written resignation, executed as a deed and in the agreed form, of the directors and the company secretary of the Company other than Neil Blewitt, and such appropriate filing documents as required by Companies House.

6	Certified copies of the minutes of the board meetings held under Part 2 of this Schedule 3.

7	In relation to the Company:
7.1	statements from each bank at which it has an account giving the balance of each account at the close of business on the last Business Day before Completion;
7.2	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;
7.3
a change in the Company’s banking mandates by the appointment of Arthur Robert Jones and Daniel John Bee as signatories and the removal of the existing signatories to all of the Company’s bank accounts.

7.4	details of cash book balances; and
7.5	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered.
8
A copy of the minutes of a meeting of the directors of the Seller authorising the Seller to enter into and perform its obligations under this agreement, certified to be a true and complete copy by a director or the secretary of the Seller.

9	All title deeds and other documents relating to the Properties.
10	Evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 13 of Part 1 of Schedule 4 has been discharged.
11	Evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person.
12	A certified copy of the resolution(s) of the directors of the Seller authorising and approving the Transaction.

Part 2. Matters for the board meetings at Completion
The Seller shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place.
a	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.
b	The existing directors and company secretary of the Company other than Neil Blewitt shall resign with effect from the end of the relevant board meeting.
c	Daniel John Bee and Gregory Todd Bosch shall be appointed as directors of the Company to take office at the close of the meeting.
d	Arthur Robert Jones shall be appointed as secretary of the Company with effect from the close of the meeting.

Schedule 4 Warranties
Part 1. General Warranties
1	Power to sell the Company
1.1	The Seller has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.
1.2
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:
1.3.1	any agreement or instrument to which the Seller is a party or by which it is bound; or
1.3.2	any order, judgment, decree or other restriction applicable to the Seller.
2	Shares in the Company
2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.
2.2	The Seller is the legal and beneficial owners of the Sale Shares.
2.3	The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares.
2.4
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	The Company has not at any time:
2.5.1	purchased, redeemed or repaid any of its own share capital; or
2.5.2
given any financial assistance in connection with any acquisition of its share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.6
All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3	Constitutional and Corporate Documents
3.1	The Copies of the memorandum and articles of association Disclosed to the Buyer or its advisers are true and complete.
3.2
All statutory books and registers of the Company and its Subsidiaries have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3
All returns, particulars, resolutions and other material documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4	Information
4.1	All the factual information contained in the Disclosure Letter is accurate in all material respects and not misleading.
4.2	The particulars relating to the Company in this agreement are in all material respects accurate and not misleading.
4.3	The Company has no subsidiary companies.

5	Compliance with laws
5.1	The Company has at all times conducted its business in accordance with all applicable laws and regulations material to the conduct of the business.
6	Licences and consents
6.1
The Company has all necessary licences, consents, permits and authorities reasonably necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	So far as the Seller is aware, there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.
7	Insurance
7.1	The particulars of those insurance policies set out in the Disclosure Letter are accurate and not misleading.
7.2
There are no material outstanding claims under, or in respect of the validity of, any of those insurance policies and, so far as the Seller is aware, there are no circumstances likely to give rise to any claim under any of those insurance policies.

7.3
All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable so far as the Seller is aware and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8	Power of attorney
8.1
There are no powers of attorney in force given by the Company and no person, as agent or otherwise, is authorised to bind or commit the Company to any obligation not in the ordinary course of business of the Company.

9	Disputes and investigations
9.1	The Company:
9.1.1
is not engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); and

9.1.2	is not so far as the Seller is aware the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.
9.2
So far as the Seller is aware no such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

10	Defective products and services
10.1
So far as the Seller is aware, the Company has not manufactured or sold any products which (in any material respect) were, at the time they were manufactured or sold, faulty or defective or did not comply with warranties or representations expressly made or implied by or on behalf of the Company.

10.2
So far as the Seller is aware, no proceedings have been started, are pending or have been threatened against the Company in which it is claimed that any products manufactured or sold by the company concerned are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3
So far as the Seller is aware, no proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company and no dispute exists between the Company and any of its customers or clients.

11	Competition

11.1	The definition in this paragraph 11.1 applies in this agreement:
11.2
Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

11.3
The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and so far as the Seller is aware no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

11.4
The Company is not affected by any existing or (so far as the Seller is aware) pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction nor has the Company given any undertakings or commitments to such bodies which affect the conduct of any business carried on at Completion of the Company.

11.5
The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which so far as the Seller is aware was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the Common Market.

12	Contracts
12.1	The definition in this paragraph 12.1 applies in this agreement:
12.2	Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.
12.3	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:
12.3.1	is a Material Contract; or
12.3.2	is of a long term, unusual or exceptional nature or restricts the freedom of the Company; or

12.3.3	is not in the ordinary and usual course of business of the Company; or

12.3.4	involves agency or distributorship; or
12.3.5	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or
12.3.6	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of $10,000; or
12.3.7	is not on arm’s length terms.
12.4
Each Material Contract is in full force and effect and so far as the Seller is aware binding on the parties to it. The Company has not in any material respect defaulted under or breached a Material Contract and so far as the Seller is aware no other party to a Material Contract, has defaulted under or breached such a contract.

12.5
No notice of termination of a Material Contract has been received or served by the Company and so far as the Seller is aware there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13	Transactions with the Seller
13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
13.1.1	the Seller or any person Connected with the Seller; or
13.1.2	any director or a member of a Group of the Company or any person Connected with such a member or director.
13.2
Neither the Seller, nor so far as the Seller is aware any person Connected with the Seller is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which any the Seller or a person Connected with the Seller would otherwise be entitled.

14	Finance and guarantees
14.1
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company or any other person.

14.2
The Company does not have any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

14.3	The Company has not:
14.3.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or
14.3.2	waived any right of set-off it may have against any third party.
14.4	Full particulars of all money borrowed by the Company (including all material particulars of the terms on which such money has been borrowed) have been Disclosed.
14.5
No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

14.6	All debts (less any provision for bad and doubtful debts) owing to the Company are reflected in the Accounts or as the case may be the Management Accounts.
15	Assets
15.1
The Company is the full legal and beneficial owner of all the assets included in the Accounts, and any assets acquired since the Accounts Date, and all other assets used by the Company except for those disposed of since the Accounts Date in the normal course of business.

15.2
None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire-purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3
The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date, and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business.

15.4
The assets of the Company comprise all the assets reasonably necessary for the continuation of its business in the manner in which such business is carried on at the Accounts Date and as at Completion.

16	Condition of plant and equipment and stock in trade
16.1	So far as the Seller is aware, the plant, machinery, equipment and vehicles used in connection with the Business:
16.1.1	are in working order and have been regularly and properly maintained; and

16.1.2	are capable of doing the work for which they were designed.
16.2	The stock-in-trade (including work-in-progress) of the Company is in reasonably satisfactory condition, is not excessive and is adequate in relation to current trading requirements of the Company.

17	Environment and health and safety [subject to comments from Property Team]

17.1	The definitions in this paragraph 17.1 apply in this agreement:

17.2	Environment: air, water and land, all living organisms and natural or man-made structures.
17.3	Environmental Laws: any law in so far as it relates to Environmental and Health and Safety Matters.
17.4
Environmental and Health and Safety Matters: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

17.5
Hazardous Substances: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

17.6	Waste: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.
17.7
All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the business of the Company has are in full force and effect and have been complied with and there are no circumstances (including, but not limited to, the sale of the Sale Shares to the Buyer) likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those permits, consents or licences.

17.8	The Company is not aware of any material failure to comply with Environmental Laws.
17.9
Notwithstanding the fact that the Company has undertaken no environmental surveys, the Company is not aware of any Hazardous Substances or Waste at any of the Properties in circumstances which constitute a material breach of Environmental Law or which may materially lead to a liability, obligation or duty being imposed under Environmental Law on the Company has by any competent authority or third party.

18	Intellectual property
18.1
Full and accurate details of all registrations of and applications for registration of Intellectual Property are set out in the Disclosure Letter and all such Intellectual Property Rights are owned by the Company.

18.2	Full and accurate details of all licences of any of the Intellectual Property by or to the Company are contained in the Disclosure Letter.
18.3
The Company owns all Intellectual Property Rights (other than any Third Party Software) relating to products manufactured and services provided by it or on its behalf or used by it in connection with its business in each case free from Encumbrances.

18.3
The Intellectual Property is valid and subsisting and the Seller does not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Intellectual Property (due to non-payment of renewal or other fees or for any other reason).

18.4
The Company has complied with all its obligations under any licence of the Intellectual Property and no such licence is or so far as the Seller is aware will become liable to termination because of any breach by or on behalf of the Company or the transaction contemplated by this Agreement.

18.5	The Company is not required nor is it likely to become liable to pay a royalty or any other sum to any third party in respect of any of the Intellectual Property except as Disclosed.
18.6
The Company is free to disclose any Business Information but has not (and so far as the Seller is aware, no employee, contractor, sub-contractor, agent or other person connected with the Company has) disclosed any of it except in the ordinary course of business and against written undertakings from the recipient to keep all such disclosed Business Information confidential, or to the Buyer.

18.7	So far as the Seller is aware, the Company is not infringing nor has it ever infringed the Intellectual Property Rights of any third party, and no third party has alleged any such infringement.
18.8	The Seller does not have any rights to use any of the Intellectual Property.
18.9
No claim under sections 39 to 43 Patents Act 1977 and so far as the Seller is aware no assertion of any rights under Chapter IV Copyright Designs and Patents Act 1988 or their equivalents in any applicable territory have been made in respect of any of the Intellectual Property.

18.10
All Developed Software is owned by the Company and the source code of, and all programmers’ notes, documentation and drafts relating to, all Developed Software are kept in a secure environment and have not been disclosed to any third party.

18.11
The Company does not require any Intellectual Property Rights other than the Intellectual Property in order to use all the processes employed by it in its business as presently constituted or to manufacture, use and sell the products which result from those processes or otherwise to carry on its business.

19	Information technology

19.1	The definitions in this paragraph 19.1 apply in this agreement:
19.2
IT System: all computer hardware (including network) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

19.3
The Company is the owner of the IT System free from Encumbrances and all other rights exercisable by third parties. The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

19.4	The elements of the IT System:
19.4.1	are functioning properly and in accordance with all applicable specifications;

19.4.2	are not defective in any respect;
19.4.3	have sufficient capacity and performance to meet the current business requirements carried on at Completion of the Company;
19.4.4	are capable of performing functions in multiple currencies, including the euro.

20	Data Protection
20.1	The Company has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.
21	Employment

21.1	The definitions in this paragraph 21.1 apply in this agreement:
21.2
Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

21.3	Employees: the persons employed by the Company under a contract of employment.
21.4	Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.
21.5	The name of each Director is set out in Schedule 2.
21.6	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company _____ , the particulars of each Employee and Worker and the principal terms of their contract including:
21.6.1	the company which employs or engages them;
21.6.2	their current remuneration (including any benefits that the Company is bound to provide to them or their dependants whether now or in the future);
21.6.3	the commencement date of each contract and, if an Employee, the date on which continuous service began;
21.6.4	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;
21.6.5	the type of contract (whether full or part-time or other); and
21.6.6	their date of birth.
21.7
The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from another company) and the particulars of the terms on which the individual provides services, including:

21.7.1	the company which engages them;
21.7.2	the remuneration of each individual (including any benefits and privileges that the Company is bound to provide) to them or their dependants, whether now or in the future; and
21.7.3	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

21.8
The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

21.9
No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company and any of the current or former Employees or Worker relating to the relevant contract, its termination and any reference given by the Company regarding them.

21.10	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.
21.11	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
21.12
All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

21.13
The Company is not a party to, is not bound by and is not proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

21.14
The Company is not a party to, is not bound by and is not proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

21.15
The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

21.16
The Company has not made or agreed to make a payment and has not provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

21.17
The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

21.18	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.
21.19	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.
21.20	The Disclosure Letter includes:
21.20.1	anonymised copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers; and

21.20.2
copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any Employee or Worker.

21.21	In respect of each Employee and Worker, the Company has:
21.21.1	performed all obligations and duties it is required to perform (and settled all outstanding claims);
21.21.2	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives; and

21.21.3	maintained adequate, suitable and up to date records.
22	Insolvency

22.1	The Company:
22.1.1	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and
22.1.2	has not stopped paying its debts as they fall due.
22.2	So far as the Seller is aware, no step has been taken to initiate any process by or under which:
22.2.1	the ability of the creditors of the Company, to take any action to enforce their debts is suspended, restricted or prevented; or
22.2.2
some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

22.2.3	a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company’s creditors; or
22.2.4	the holder of a charge over the Company’s assets is appointed to control the business and assets of the Company.
22.3	In relation to the Company:
22.3.1	no administrator has been appointed;
22.3.2	so far as the Seller is aware no documents have been filed with the court for the appointment of an administrator; and
22.3.3
no notice of an intention to appoint an administrator has been given by the Company, its directors or so far as the Seller is aware by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

22.4
So far as the Seller is aware no process has been initiated which could lead to the Company being dissolved and its assets being distributed among the Company’s creditors, shareholders or other contributors.

22.5	So far as the Seller is aware no distress, execution or other process has been levied on an asset of the Company.

23	Property [subject to comments from Property Team]
23.1	The Company does not own, use or occupy or have any interest in any land and/or buildings other than the Properties.
23.2
The description of the Properties and the particulars of the estate owner and present use contained in Schedule 6 are correct and the plan attached to the Lease accurately delineate the extent of the Leasehold Properties.

23.3	In this paragraph the expression the “present use” means in respect of the Property the present use specified in Schedule 6. Except as fairly disclosed in the Disclosure Letter:
23.3.1	the Company has a good title to the whole of the Property;
23.3.2	save as disclosed, the Property is not subject to any covenant, condition, agreement, restriction, reservation or right adversely affecting the Property or their value or their present use;
23.3.3
save as disclosed, all covenants, restrictions and stipulations which do affect the Property (including covenants contained in any lease or leases under which the Property are held) have been complied with in all respects;

23.3.4	the Company is in exclusive and undisputed occupation of the whole of the Property;
23.3.5	save as disclosed the Property is not subject to (or to any agreement to create) any lease, tenancy, licence to occupy or other Encumbrance;
23.3.6
save as disclosed, no party claims the benefit of any right, easement, reservation or other privilege or Encumbrance in or over the Property adverse to the title or interest of the Company or their present use;

23.3.7
the Property and all buildings on the Property and its present use comply with all relevant material Town and Country Planning legislation, bye-laws and regulations and no consents or approvals obtained under any of those enactments are temporary or personal or subject to any conditions which have not been complied with in all material respects so far as the Seller is aware;

23.3.8
the Property complies in all material respects with the requirement of Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Regulatory Reform (Fire Safety) Order 2005, the Health and Safety at Work etc. Act 1974 and all other relevant Official Requirements and all orders consents or permissions given under any of them, save for the Control of Asbestos Regulations 2006 and the Control of Asbestos at Work Regulations 2002;

23.3.9	all title deeds and documents required to prove the title of the Company to the Property are in the possession of or under the control of the Company and are being delivered to the Buyer’s Solicitors.
23.4	Neither the Company nor the Seller have received any material adverse surveyors’, engineers’ or other professional report in respect of the Property.
23.5
All replies to enquiries given on behalf of the Company and the Seller to enquiries raised by the Buyer’s Solicitors in respect of the Property are true, accurate and complete in all material respects.

23.6
The Company has not at any time assigned or otherwise disposed of any freehold or leasehold property in respect of which the Company has any continuing liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from the Company or as a surety for the obligations of any other person in relation to any real property and no claim has been made against the Company in respect of any leasehold property formerly held by it or in respect of which it acted as a guarantor nor is any such claim anticipated.

23.7
No claims have been made against the Seller or the Company in respect of repairs, dilapidations or any similar liability, and the Seller and the Company are not aware of any other monetary claim or liability which is outstanding, in each case in relation to the Property.

23.8
No notices have been received by the Company from the landlord or any agent or any third party relating to or pursuant to the terms of the lease dated 29 June 2007 between Tesco Stores Limited (1) Labcaire Systems Limited (2) relating to the Properties (“the Lease”).

23.9	The Company has paid all rent and other monies due under the Lease up to date and is not aware of any disputes with the landlord of the Lease.
23.10
The Company has disclosed details of any communication which it has either verbally or in writing with the landlord of the Lease relating to any potential exercise of the termination rights in favour of the Landlord contained in the Lease.

23.11
The Company confirms that it has evidence that the landlord of the Lease is currently insuring the Property in accordance with the provisions contained in the Lease and is not aware of any pending claims relating to the Property arising from such insurance.

23.12
So far as the Company is aware, it confirms that any alterations carried out to the Property since the commencement of the Lease have been carried out in accordance with all necessary consents from the landlord of the Lease

23.13	The Company confirms that there have been no amendment to the terms of the Lease since its commencement and the rent currently payable under the Lease is in the sum of £120,000 plus VAT per annum
23.14	The Company is not aware of any breaches of the Lease as far as it is aware.
23.15
The Company confirms that the sum of £70,500 has been deposited with the landlord of the Lease pursuant to the terms of a rent deposit deed a copy of which has been disclosed by the Company prior to the date hereof and no deductions have been made by the landlord from the deposit

23.16
The Company confirms that it has had continuous use of the roads leading directly to the Property demised by the Lease and so far as the Company is aware knows of no circumstances that will prevent such continued use.

23.17	In respect of the warranties and/or confirmations given by the Company in this paragraph 23 they are also treated as being given by the Seller
24	Accounts
24.1
The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law and give a true and fair view of state of affairs of the Company and of the profit and loss of the Company for the financial year ended on that date.

24.2	The Accounts:
24.2.1
make proper provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on fixed assets and for liabilities (including contingent liabilities) and Tax (including deferred Tax);

24.2.2	do not materially overstate the value of current or fixed assets; and
24.2.3	do not materially understate any liabilities (other than contingent or potential liabilities which are not expected to materialise).
24.3
The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the three prior accounting periods without any change in accounting policies used other than as may be required by change in law or relevant general accounting standard or practice.

24.4
The Accounts are not affected by any unusual or non-recurring items or any other factor that has not been disclosed that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

24.5
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and so far as the Seller is aware represent in material terms the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared regard having been had to the fact that they are management accounts.

25	Accounting, Financial and other records

25.1	All accounting and financial records of the Company:
25.1.1	have been properly prepared and maintained;
25.1.2	constitute a materially accurate record of all matters required by law to appear in them;

25.1.3	do not contain any material inaccuracies or discrepancies;

25.1.4	are in the possession of the Company; and

25.1.5	comply with all applicable laws.
25.2	No notice has been received or so far as the Seller is aware allegation made that any of those records are incorrect or should be rectified.
26	Changes since Management Accounts Date

26.1	Since the Management Accounts Date:
26.1.1	the Company has conducted its business in the normal course and as a going concern;
26.1.2	there has been no material adverse change in the turnover or financial position of the Company;
26.1.3	the Company has not issued or agreed to issue any share or loan capital;
26.1.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

26.1.5	no cash has been withdrawn from the Company by way of a return of capital;
26.1.6
the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £5,000 and the Company has not has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000 and

26.1.7	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting.
27	Effect of sale on Sale Shares
27.1	So far as the Seller is aware neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:
27.1.1	cause the Company to lose the benefit of any right or privilege it presently enjoys; or
27.1.2
relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company , or to exercise any right in respect of the Company; or

27.1.3	result in any officer or senior Employee leaving the Company, it being agreed that the Seller shall not be deemed to have made any enquiries of any such Employee or officer; or
27.1.4	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or
27.1.5	(other than the Commission) entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or
27.1.6
result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company it being agreed that the Seller has not be deemed to have made any enquiries of any such customer or supplier; or

27.1.7	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or
27.1.8	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or
27.1.9	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company.
28	Retirement Benefits
28.1
The Company does not have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and Employees (Pensionable Employees) and no proposal or announcement has been made to any officer or employee of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

28.2	There are no former schemes which provided any pension, lump sum, death, ill-health, disability or accident benefit in respect of any past or present officers and employees of the Company .
28.3	The Company has facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.
Part 2. Tax Warranties
1	General
1.1
All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits, were materially accurate and complete when submitted and remain accurate and complete in all material respects. So far as the Seller is aware, none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Tax (whether of the UK or elsewhere), for which the Company has been liable or is liable to account for, has been duly paid (insofar as such Tax ought to have been paid).
1.3	The Company has, within applicable time limits, maintained all records in relation to Tax as it is required to maintain.
1.4	The Company has complied within all applicable time limits with all notices served on it and any other requirements lawfully made of it by any Taxation Authority.
1.5	The Company is not a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.
1.6
The Company has not paid, within the past seven years ending on the date of this agreement, or so far as the Seller is aware, will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

1.7
All Tax and national insurance deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company . All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

1.8
The Company is not involved in any dispute with any Taxation Authority and is not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.9
The Company is not, nor is the Seller aware of any circumstances existing which make it likely that it will become, liable, to make to any person (including any Taxation Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.10
The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on the Company , or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

2	Distributions and other payments
2.1
No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by the Company in the last six years, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution.

2.2
So far as the Seller is aware, no rents, interest, annual payments or other sums of an income nature, paid or payable by the Company , or which the Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Tax purposes.

2.3
The Company has not within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

3	Loan relationships
3.1
All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996 or section 302 Corporation Tax Act 2009) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time, and to the extent that such debits are recognised in the Accounts of the Company .

4	Close companies
4.1	The Company is not, nor has it ever been a close company within the meaning of sections 414 and 415 of ICTA 1988.
5	Group relief
5.1
Except as provided in the Accounts, the Company is not, nor will be, obliged to make nor be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by the Company in respect of any period ending on or before completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

6	Groups of companies
6.1	The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

6.2
Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes under:

6.2.1	section 179 of TCGA 1992; or

6.2.2	paragraph 12A of Schedule 9 to the Finance Act 1996; or
6.2.3	paragraph 30A of Schedule 26 or paragraph 58 or 60 of Schedule 29 to the Finance Act 2002; or
6.2.4	as a result of any other Event since the Accounts Date.
6.3	The Company has never been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).
7	Intangible assets
7.1
For the purposes of this paragraph 7, references to Intangible Fixed Assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 and to which that Schedule applies. References to an Intangible Fixed Asset shall be construed accordingly.

7.2	No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.
7.3	Since the Accounts Date:
7.3.1	the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;
7.3.2	the Company has not realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and
7.3.3	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.
8	Company residence and overseas interests
8.1
The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose.

8.2
The Company is not holding and has not held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988. The Company does not have any material interest in an offshore fund as defined in section 759 of ICTA 1988.

9	Anti-avoidance
9.1
All transactions or arrangements made by the Company has been made on fully arm’s length terms. There are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes, and no notice or enquiry has been made by any in connection with any such transactions or arrangements.

10	Inheritance tax
10.1	The Company has not:
10.1.1	made any transfer of value within sections 94 and 202 of IHT 1984; or

10.1.2	received any value such that liability might arise under section 199 of IHT 1984; or
10.1.3	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHT 1984.
10.2
There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company .. None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHT 1984.

10.3	No asset owned by the Company , nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHT 1984.
11	VAT

11.1	The Company is a taxable person and is registered for the purposes of VAT.
11.2
The Company is not, and has not been in the period of six years ending with the date of Completion, a member of a group of companies for VAT purposes other than the group of companies referred to in paragraph 11.1.

11.3
The Company is registered, for the purposes of VAT, with quarterly prescribed accounting periods. Such registration, as is referred to in paragraph 11.1, is not pursuant to paragraph 2 of Schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company is not (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

11.4
The Company has correctly charged and accounted for output tax under VATA 1994 and regulations made under it, and has correctly claimed all applicable input tax under sections 25 and 26 of VATA 1994 (and regulations made under it).

11.5
No act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company. No direction has been given nor will be given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

11.6
For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company and any relevant associates (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) have each exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter.

11.7
The Company does not own, and has not at any time within the period of ten years preceding the date of this agreement own, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

12	Stamp duty, stamp duty land tax and stamp duty reserve tax
12.1
Any document that may be necessary in proving the title of the Company to any asset which is owned by the Company at Completion, and each document which the Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

12.2	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.
12.3
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

12.4	The Company has complied in all respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.
13	Tax sharing
13.1	The Company is not bound by or party to any Tax indemnity, Tax sharing or any Tax allocation agreement in respect of which claims against the Company would not be time barred.

Schedule 5 Tax Covenant
1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph 1 apply in this Tax Covenant.
Buyer’s Relief: means:
(a)	any Post-Accounts Date Relief of the Company (as defined in paragraph 1.1(b) of the definition of Liability for Taxation); and
(b)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group: the Buyer and any other companies which either are at Completion or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, Puricore PLC for any Tax purpose.

Degrouping Charge: any Liability for Taxation of the Company as a result of the Company ceasing to be, or ceasing to be treated as, a member of a group of companies for ICTA 1988 purposes as a result of Completion or of entering into this agreement, or of the satisfaction of any condition in this agreement.

Group Relief: any or all of the following:
(a)	relief surrendered or claimed pursuant to Chapter IV Part X ICTA 1988;
(b)	advance corporation tax surrendered or claimed pursuant to section 240 of ICTA 1988 (set off of company’s surplus advance corporation tax against subsidiary’s liability to corporation tax);
(c)
a Tax refund relating to an accounting period as defined in section 102(3) of the Finance Act 1989 (surrender of company Tax refund etc. within group) in respect of which a notice has been given pursuant to section 102(2) of that statute; and

(d)	eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

Liability for Taxation: any liability of the Company to make a payment of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons, and also includes:

(a)
the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which but for such Relief would have appeared in the Accounts) or in circumstances where such loss gives rise to a liability of the Company to make a payment of Taxation (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(b)
the set-off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before the Accounts Date of any Relief (Post-Accounts Date Relief) or right to repayment of Tax (including any repayment supplement) which is not available before the Accounts Date but arises after the Accounts Date in circumstances where, but for such set-off or use, the Company would have had a liability to make a payment of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant (Loss of Post-Accounts Date Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set-off or use;

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision in the Accounts relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Buyer’s Relief, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made after Completion).

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Retained Group: the Seller and (as the case may be) any other company or companies (other than the Company) which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of tax in respect of which the Seller would not have been liable under paragraph 2, by the use of any Relief arising as a result of a payment made by the Seller under paragraph 2 of this Tax Covenant, under the Tax Warranties or under clauses 5.4 [or 9.2.2 of the Agreement (Indemnities)].

Seller’s Relief: any Relief other than a Buyer’s Relief arising to the Company as a result of an Event or Events occurring (or deemed to occur) on or before Completion;

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer or the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:
(a)
anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group) or is the liability of the Company only because some other person (other than a member of the Buyer’s Tax Group) has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)
anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; or

(c)
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a Group or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)
anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.
1.5
Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6
For the avoidance of doubt, references to any Liability for Taxation of the Company which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Liability for Taxation of the Company resulting from the sale of the Sale Shares pursuant to this agreement (including, without limitation, any liability arising under section 179 of TCGA 1992).

2.	Covenant

The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall pay to the Buyer, by way of repayment of the Purchase Price for the Sale Shares, an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)
Liability for Taxation whenever arising which arises solely as a result of the relationship for Tax purposes of the Company on or prior to Completion with any person other than a member of the Buyer’s Tax Group;

(c)
payment of interest or penalties for which the Company is liable as a result of the Company failing to make any instalment payment under the Corporation Tax (Instalment Payments) Regulations 1998 in any period ending on or before Completion sufficient to avoid such interest or penalties;

(d)	Liability for Taxation falling within paragraph 1.1(a) [to paragraph 1.1(b)] of the definition of Liability for Taxation; and
(e)	costs and expenses referred to in paragraph 12 of this Tax Covenant.
3.	Payment date and interest
3.1
Where the Seller is liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2(e)), the due date for the making of that payment (Due Date) shall be the later of the date falling three months after the Buyer has served a notice on the Seller demanding that payment and in a case:

(a)
that involves an actual payment of Tax by the Company (including any payment pursuant to paragraph 2(e)) , the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within paragraph 1.1(a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)
that falls within paragraph 1.1(b) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

3.2
Any dispute as to the amount specified in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(c) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Seller and the Buyer).

3.3
If any sums required to be paid by the Seller under this Tax Covenant are not paid on the Due Date, then, except to the extent that liability of the Seller under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4% per annum over the base rate from time to time of Barclays Bank PLC or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions
The covenant contained in paragraph 2 shall not apply nor shall there be any liability under the Tax Warranties to the extent that:
(a)	a provision or reserve in respect thereof is made in the Accounts; or
(b)
it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion and is not an interest or penalty (which expression includes interest or penalties under the Corporation Tax (Instalment Payments) Regulations 1998), surcharge or fine in connection with Tax; or

(c)
it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(d)
it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK generally accepted accounting principles (GAAP)) or a change to the date to which the Company makes up its accounts; or

(e)	the Buyer is compensated for any such matter under any other provision of this agreement; or
(f)
it would not have arisen but for a voluntary act or transaction or deliberate omission carried out by the Buyer or the Company, after Completion, being an act which the Buyer was aware or should reasonably have been aware would give rise to a Liability for Taxation and which:

(i)	is not in the ordinary course of business; or

(ii)	could reasonably have been avoided; or
(iii)	the Company was not legally committed to do under a commitment that existed on or before Completion; or
(g)	the Liability for Taxation is a Degrouping Charge which, whether by election or otherwise, is treated as accruing not to the Company but to the Seller or any member of the Retained Group;
(h)
the Liability for Taxation would not have arisen or would have been reduced but for a failure or omission on the part of the Buyer or the Company after Completion to make any claim or election the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts

(i)
the Liability for Taxation is increased by the failure by the Company (after Completion) or the Buyer to act in accordance with their respective obligations under paragraph 9 (Tax Returns) or paragraph 10 (Conduct of Tax Claims)

(j)	the income profits or gains in respect of which that Liability for Taxation arises were actually earned, accrued or received by the Company but were not reflected in the Accounts; or
(k)
the Liability for Taxation would not have arisen but for a disclaimer of capital allowances or any other Relief or a revision to or revocation of a claim for it, where such revision or disclaimer is caused or made by the Company after Completion (other than at the request of the Seller); or

(l)
the Liability for Taxation arises or is increased as a result of any delay or default by the Buyer or the Company in paying over to any tax authority any amount received from the Seller under this Schedule, or for breach of the Tax Warranties;

(m)	to the extent it has been discharged before Completion;
(n)	a Seller’s Relief is available to be used so as to reduce or eliminate the Liability for Taxation in question;

(o)	the Liability for Taxation is a liability to pay stamp duty on the Sale Shares;
(p)
without prejudice to the generality of the foregoing exclusions, the Liability for Taxation is a liability to corporation tax arising out of a capital gain on the consideration received (and not, for the avoidance of doubt, on any market value assessed by a Taxation Authority for the purpose of establishing the capital gain) made on the sale by the Company of its freehold interest in 175 Kenn Road, Clevedon, North Somerset BS21 6LH.

5.	Overprovisions
5.1
If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Seller) that any provision for Tax in the Accounts has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;
(b)
to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(c)
to the extent that such excess referred to in paragraph 5.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Tax Covenant.

5.2
After the auditors for the Company have produced any certificate under this paragraph 5, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company (as the case may be) to review (at the expense of the Seller) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3
If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Seller (as the case may be) as soon as reasonably practicable.

6.	Savings

If (at the request and expense of the Seller) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Seller the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs reasonably incurred by the Buyer or the Company; and
(b)
the amount paid by the Seller under paragraph 2, under the Tax Warranties or under clauses, 5.4 or 9.2.2 of the Agreement (Indemnities) (as applicable) which gave rise to the Saving, less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

7.	Recovery from third parties
7.1
Where the Seller has paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer or the Company or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and
(b)
if required by the Seller and, subject to the Company being indemnified on demand by the Seller against any Tax that is suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action pursuant to this paragraph 7.1.

7.2
The Buyer shall not be required to take any action pursuant to paragraph 7.1 if in its reasonable opinion, it is likely to harm the commercial relationship (potential or actual) of the Buyer or the Company with the person against whom recovery is sought, or any other person.

7.3	If the Buyer or the Company recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Seller for the lesser of:
(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Seller under paragraph 7.1(b)); and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Liability for Taxation in question.
8.	Surrender of group relief
8.1
Subject to and in accordance with the provisions of this paragraph 8, if any liability of the Seller under this Tax Covenant or in respect of any claim under the Tax Warranties can be reduced or eliminated by the surrender of Group Relief to the Company by the Seller or any company other than a member of the Buyer’s Tax Group or a company connected with the Buyer, the Seller may make or procure the making of such surrender and the Buyer shall procure that the Company shall co-operate with the Seller in relation to such surrender and make all necessary returns, claims, consents and notifications required to be made in respect of such surrender.

8.2	the Company shall not be liable to give any consideration in respect of any surrender of Group Relief pursuant to paragraph 8.1.
9.	Tax returns
9.1
The Buyer or its duly authorised agent shall, at the Company’s cost and expense, prepare the tax returns and computations of the Company for all accounting periods ended on or before the Completion, to the extent that the same have not been prepared before Completion.

9.2
The Buyer shall procure that the returns and computations referred to in paragraph 9.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment unless manifestly incorrect on the face of the document and shall give the Seller or its agent all such assistance as may reasonably be required (at cost and expense of the Company) to agree those returns and computations with the relevant Taxation Authority, provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 9.2 in relation to any return which it reasonably believes is not full, true and accurate in all material respects.

9.3
The Seller or its duly authorised agent shall, at cost and expense of the Company, prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to Completion, provided that the Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

9.4
The Buyer shall procure that the Company, at the cost and expense of the Seller, afford such access to its books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion and conduct matters relating to it in accordance with this paragraph 9.

9.5
The Seller shall take all reasonable steps to ensure that the tax returns and computations of the Company for all accounting periods ended on or before Completion are prepared and agreed with the relevant Taxation Authority as soon as possible.

9.6
In respect of any accounting period commencing prior to Completion and ending after Completion, (the Straddle Period), the Buyer shall procure that the tax returns of the Company shall be prepared on a basis which (so far as the Buyer considers lawful and appropriate) is consistent with the manner in which the tax returns of the Company were prepared in accounting periods prior to Completion

9.7
The Buyer shall procure that the Company provides to the Seller all tax returns relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties. The Buyer shall procure that the Company take the Seller’s reasonable comments into account before the tax returns are submitted to the appropriate tax authority.

9.8
The Seller will ensure (to the extent permitted by law and for no consideration) that any Degrouping Charge for which recovery would otherwise be available under this Tax Covenant or under the Tax Warranty is treated as accruing not to the Company but to the Seller or a member of the Retained Group and the Buyer will procure that the Company executes all claims, elections, consents or other documents relevant for that purpose.

9.9	For the avoidance of doubt:
(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and
(b)
where the Buyer carries out its obligations in good faith in accordance with the provisions of this paragraph 9, it shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Taxation.

10.	Conduct of tax claims
10.1
If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give notice in writing, or procure that notice in writing is given, to the Seller as soon as is reasonably practicable, provided that if the Seller receives any Tax Claim for whatever reason, it shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Seller notice of such Tax Claim in accordance with the provisions of this paragraph 10 provided always that the giving of such notice shall not be a condition precedent to liability of the Seller under this Tax Covenant.

10.2
Provided the Seller indemnifies on demand the Buyer and the Company against all liabilities, costs, damages or expenses which are incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Seller may reasonably request by notice in writing given to the Buyer or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), and the Buyer shall procure that the Seller is promptly provided with copies of any correspondence with the Tax Authority, and provided that neither the Buyer or the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Seller having been given written notice of the receipt of such assessment, the Buyer or the Company have not within three months of the date of the notice received instructions in writing from the Seller to do so.

10.3
The Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit, if:

(a)
the Seller does not request the Buyer or the Company to take any action under paragraph 10.2 or the Seller fails to indemnify on demand the Buyer or the Company to the reasonable satisfaction of the Buyer within a period of time (commencing with the date of the notice given to the Seller) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of three months; or

(b)
the Seller (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)
the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal (or the Tax Chamber of the First-tier Tribunal or the Finance and Tax Chamber of the Upper Tribunal), unless the Seller has obtained the opinion of Tax counsel of at least five years’ standing that there is a reasonable prospect that the appeal will succeed.

10.4
Subject to paragraph 10.3, by agreement in writing between the Buyer and the Seller, the conduct of a Dispute may be delegated to the Seller on such terms as may be agreed from time to time between the Buyer and the Seller provided that, unless the Buyer and the Seller specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)
the Buyer or the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the [written] approval of the Buyer, such approval not to be unreasonably withheld or delayed;
(c)
all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer or the Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)
the Seller shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer or the Company without the prior approval of the Buyer or the Company (as may be appropriate), such approval not to be unreasonably withheld or delayed.

10.5
The Buyer shall provide and shall procure that the Company provides to the Seller and the professional advisors to the Seller reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Seller to take such action as is referred to in this paragraph 10.

10.6
Neither the Buyer or the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the foregoing provisions of this paragraph 10 if the Buyer or the Company has bona fide acted in accordance with the instructions of the Seller.

11.	Grossing up
11.1
All sums payable by the Seller to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.2
If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

11.3
If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

11.4
If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Seller shall not be liable pursuant to paragraph 11.1 or paragraph 11.2, save to the extent that the Seller would have been so liable had no such assignment occurred.

11.5
This paragraph 11 shall not apply to the extent that the deduction or withholding or tax would not have arisen but for the payee not being resident in the UK, or having some connection with a territory outside the UK;

12.	Costs and Expenses

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses reasonably and properly incurred by the Buyer or the Company in connection with any matter included successful claim under paragraph 2 of this Tax Covenant and the successful enforcement of rights under this Tax Covenant.

13.	Value added tax groups

The Seller shall notify HM Revenue & Customs, as soon as reasonably practicable after Completion, that the Company is to be excluded from the value added tax group to which the Seller belongs, and that such exclusion is sought to have effect from Completion. Unless the Buyer otherwise requires, the Seller shall co-operate to ensure that the exclusion from the aforementioned value added tax group is simultaneous with the registration of the Company is for value added tax purposes or their inclusion in value added tax group to which the Buyer belongs (as the case may be).

14.	Covenant to Seller
1.14
The Buyer covenants with the Seller to pay to the Seller an amount equivalent to any tax or any amount on account of tax which any member of the Seller’s group is required to pay as a result of a failure by the Company or any other member of the Buyer’s group to discharge that tax after Completion.

1.15	The covenant contained in paragraph 14.1 shall:
(a)	Extend to any reasonable costs incurred in connection with such tax or a claim under paragraph 14.1;
(b)
Not apply to tax to the extent that the Buyer could claim payment in respect of it under paragraph 2, except to the extent a payment has been made pursuant to paragraph 2 and the tax to which it relates was not paid by the Company;

(c)
Not apply to tax to the extent that it has been recovered under any relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment is made under this paragraph)

1.16
The provisions of paragraphs 3 (date of payment), 11 (grossing up), 7 (recovery from third parties) and 10 (conduct of tax claims) and 12 (Costs and expenses) shall apply to this covenant as if references to the “Buyer” were to the “Seller” (and vice versa), where appropriate and making any other necessary modifications.

Schedule 6 Particulars of the Properties
Part 1. Freehold Properties
There are no freehold properties owned by the Company
Part 2. Leasehold Properties
The Leasehold Properties which the Company has an interest are as follows:-
1. Leasehold: 175 Kenn Road, Kenn, Clevedon

Lease:	Lease dated 29 June 2007 between Tesco Stores Limited (1) Labcaire Systems Limited (2)
Address:	175 Kenn Road, Kenn, Clevedon, Somerset, BS21 6LH, United Kingdom
Freehold Owner:	Tesco Stores Limited
Freehold Title:	Registered with title number AV236252
Tenant/Occupier:	Labcaire Systems Limited
Current Use:	As per Lease
Termination date of lease:	20 June 2017

Schedule 7 — Commission
1.
The Buyer shall, as part consideration for the Sale Shares under clause 3.1.3 and 3.3 of the agreement, pay to the Seller a commission (the “Commission”) calculated and payable in accordance with this Schedule 7.

2.	For the purpose of this Schedule 7:
2.1	“Chemicals” means any chemical business marketed by the Company directly associated with the Labcaire AERs specifically for the disinfection of the endoscope.
2.2	“Commission Period” means the period commencing on Completion and ending on 31 December 2013.
2.3	“Equipment” means ISIS pass through AERs and Labcaire drying cabinets including any extensions or improvements to such products or product lines.
2.4	“Long Term Lease” means a lease for a period of 12 months or more.

2.5	“Product” means the Equipment and / or the Chemicals.

2.6	“Sales” means:
2.6.1	the sale of a Product in respect of which an invoice has been issued within the Commission Period;
2.6.2	the delivery of a Product at least 45 days prior to the expiry of the Commission Period, pursuant to an order but whether or not invoiced;
2.6.3	the entry on a date during the Commission Period of a Long Term Lease of a Product.
2.7	“Sales Price” means:
2.7.1
in respect of Sales of Equipment under paragraph 2.6.1 or 2.6.2, the invoiced sales price (exclusive of VAT) in accordance with the National Framework Agreement or where such Agreement does not apply the invoice value or, if on expiry of the Commission Period, an invoice has not been issued, the normal listed sales price of that Equipment as at the date of delivery;

2.7.2	in respect of Sales of the Chemicals, the invoiced sales price exclusive of VAT;
2.7.3	in respect of Sales of Equipment under paragraph 2.6.3, the normal listed sales price exclusive of VAT in accordance with the National Framework Agreement on commencement of the Long Term Lease;
Provided that for the avoidance of doubt fees payable in respect of any service or maintenance contract shall not qualify for Commission.
3.	The Buyer shall in respect of all Sales of such Products during the Commission Period pay to the Seller an amount equal to:
(a)	8% of the Sales Price of Equipment; and
(b)	5% of the Sales Price of Chemicals.
4.	The maximum amount of Commission payable under this Schedule 7 is US$1,000,000.

5.
Each of the Buyer and the Guarantor undertakes, warrants and represents to the Seller that it shall during the Commission Period use all reasonable endeavours to procure that the business of the Company shall be carried on and in such a manner as shall both foster Sales of Equipment and not prejudice the payment of the Commission in accordance with this Agreement.

6.
The Buyer shall within 30 days of the end of each anniversary of this Agreement deliver to the Seller a statement (the Commission Statement) of Sales made and Commission earned during each such period.

7.
The Seller shall, within 30 days starting on the day after delivery of the Commission Statement to them, submit to the Buyer a report stating whether or not they agree with the Commission Statement (and in the case of disagreement, the areas of dispute).

8.
Each of the Buyer and the Guarantor undertakes to procure that the Company shall keep at its normal place of business, detailed, accurate and up to date books of account and records covering all transactions relating to Sales sufficient to ascertain the Commission payable. During each period referred to in paragraph 6 above and for a period of 30 days thereafter the Buyer or Guarantor shall upon request make all relevant records available for inspection during normal business hours to the Seller and its agents and professional accountants for the purposes of verifying such information. Such professional accountant shall have the right during each such period, to conduct one examination and audit of such books of account and records during normal business hours insofar as they relate directly to the calculation of Commission and shall have full access thereto (including the right to take notes thereof to the extent reasonably required) only for such purposes. If any audit carried out under this paragraph 8 reveals an aggregate deficit to the Seller in excess of 10% of Commission properly due, the Buyer or the Guarantor shall reimburse the Seller for the costs of such audit.

9.	If the Seller’s report confirms that the Seller agrees the Commission Statement, the Commission Statement shall become final and binding on the parties for the purpose of this agreement.
10.
If the Seller’s report confirms that it disagrees with the Commission Statement, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Commission Statement shall become final and binding on the parties for the purpose of this agreement.

11.
If the parties are unable to resolve any disagreement within 30 days of the delivery of the Seller’s report to the Buyer, the disagreement shall be referred to an independent accountant agreed by the parties or (in the absence of agreement) appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales to determine the level of Commission due. In reaching his determination, the independent accountant shall act as an expert and not as an adjudicator and the costs of the independent accountant shall be borne as the independent accountant shall direct.

12.	Commission shall be payable by the Buyer to the Seller in cleared funds to the Seller’s nominated account within 30 days of the agreement or determination of the Commission Statement.

Signed by [SIGNING DIRECTOR] for and on behalf of Misonix Inc	/s/ Michael A. McManus, Jr.

Signed by [SIGNING DIRECTOR] for and on behalf of Puricore International Limited	/s/ Greg Bosch

Signed by [SIGNING DIRECTOR] for and on behalf of Puricore Plc	/s/ Greg Bosch